EXHIBIT 99.1

RBC Life Sciences®
August 3, 2010

RBC Life Sciences Reports 16% Second Quarter Sales Growth

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported company-wide net sales of $7.8 million for the second quarter ended June 30, 2010, compared to net sales of $6.8 million for the same period during 2009, an increase of 16%.  Net sales for the six months ended June 30, 2010 also increased 16% to $14.8 million compared to net sales of $12.8 million during the same period in 2009.

For the second quarter of 2010, the Company reported net earnings of $172,000, or $0.01 per share, compared to net earnings of $277,000, or $0.01 per share, during the same quarter in 2009.  Net earnings for the six months ended June 30, 2010 were $383,000, or $0.02 per share, compared to $106,000, or $0.00 per share, during the same period in 2009.

“We are pleased to report year over year sales growth in both of our industry segments as well as significant improvement in earnings during the first six months of 2010,” said RBC Life Sciences President and CEO, Clinton H. Howard.  “We are particularly pleased with continued recovery of our international licensee business after the challenges we faced in that market last year.”

Net sales to licensees, which represent 59% of consolidated net sales, increased 28% during the first six months of 2010 over the comparable period in 2009.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Second Quarter 2010

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2010	2009

Net sales	$7,838	$6,759
Gross profit	4,182	3,521
Operating profit	357	508
Earnings before income taxes	318	466
Provision for income taxes	146	189
Net earnings	172	277

Earnings per share – basic and diluted	$0.01	$0.01

Weighted average shares outstanding – basic	21,922	21,922
Weighted average shares outstanding – diluted	22,387	22,477

	Six Months Ended June 30,
	2010	2009

Net sales	$14,820	$12,775
Gross profit	7,045	6,660
Operating profit	757	347
Earnings before income taxes	679	263
Provision for income taxes	296	157
Net earnings	383	106

Earnings per share – basic and diluted	$0.02	$0.00

Weighted average shares outstanding – basic	21,922	21,920
Weighted average shares outstanding – diluted	22,322	22,509

RBC Life Sciences - Second Quarter 2010

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$3,697	$3,972
Inventories	4,804	5,344
Other current assets	2,002	1,914
Total current assets	10,503	11,230
Other assets	7,207	7,383
Total assets	$17,710	$18,613

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,444	$2,729
Deferred revenue	2,715	3,669
Other current liabilities	163	156
Total current liabilities	5,322	6,554
Other liabilities	2,758	2,840
Shareholders’ equity	9,630	9,219
Total liabilities and shareholders’ equity	$17,710	$18,613

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